UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

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Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS:
Investors:
Lance Allega
410.246.6810
Media:
Diane Pelkey
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR ANNOUNCES NOMINATION OF

JERRI L. DEVARD TO BOARD OF DIRECTORS

Baltimore, MD (April 13, 2017) - Under Armour, Inc. (NYSE: UA, UAA) today announced that Jerri L. DeVard has been nominated for election to the company’s Board of Directors. Ms. DeVard’s election will be considered as part of the company’s slate of director nominees at the 2017 Annual Meeting of Stockholders on May 31, 2017.

Ms. DeVard has more than 30 years of extensive marketing and leadership experience at large global brands. Most recently, she served as Chief Marketing Officer of The ADT Corporation, a leading provider of home and business security services. Prior to that, she was Principal of DeVard Marketing Group, a firm specializing in advertising, branding, communications, as well as traditional, digital, and multicultural marketing strategies. Ms. DeVard also served as Executive Vice President of Marketing for Nokia. Additionally, she held senior marketing roles at Verizon Communications, Citibank, Revlon, Harrah’s Entertainment, the NFL’s Minnesota Vikings and the Pillsbury Company. Ms. DeVard is a graduate of Spelman College, where she also recently served as a member of the Board of Trustees from 2005 to 2014. She received her MBA from the Atlanta University Graduate School of Business.

“We are thrilled that Jerri DeVard has agreed to stand for election to our Board of Directors,” said Kevin Plank, Under Armour’s Chairman and CEO. “Jerri’s in-depth marketing, leadership and corporate board experience across such a wide variety of global brands should serve as an invaluable asset to our Board of Directors as we continue to expand globally, deliver breakthrough innovations and find new ways to connect with consumers around the world.”

“It has been inspiring to watch Under Armour grow and tell its story to athletes everywhere,” said Ms. DeVard. “I have been an avid consumer of Under Armour products for many years and have always admired the passion that fuels the Brand, as well as its focus on innovation and technology. I am honored to be nominated to the Under Armour Board of Directors, and I look forward to working with the team as it writes the next chapter of that story.”

About Under Armour, Inc.

Under Armour, the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand’s innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company’s website at www.uabiz.com.

Under Armour has two classes of publicly traded common stock listed on the New York Stock Exchange: Class C stock trades under the ticker symbol “UA” and Class A stock trades under the ticker symbol “UAA”. For more information about Under Armour’s stock, please visit the Company’s Investor Relations website at http://www.uabiz.com/investors.cfm.

Additional Information and Where to Find It

Under Armour, Inc. has filed a proxy statement and proxy cards with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from Under Armour stockholders in connection with its 2017 Annual Meeting of Stockholders to be held on May 31, 2017. UNDER ARMOUR STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING PROXY CARDS IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION.

Investors and stockholders may obtain the proxy statement and other materials filed by Under Armour in connection with its 2017 Annual Meeting of Stockholders free of charge at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.uabiz.com), or by writing to Under Armour, Inc., 2601 Port Covington Dr., Baltimore, Maryland 21230, Attn: Corporate Secretary.

Under Armour and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from Under Armour’s stockholders with respect to the proposals to be considered at the 2017 Annual Meeting of Stockholders. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these individuals is set forth in the proxy statement and the other documents filed with the SEC.

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